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PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 5, 1998)
                             TRIARC COMPANIES, INC.
                  $360,000,000 PRINCIPAL AMOUNT AT MATURITY OF
          ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018 AND
      SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THESE DEBENTURES

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     This Prospectus Supplement, together with the Prospectus, is to be used by certain holders of the securities referred to above or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the securities referred to above. The last reported sale price of the Common Stock on the New York Stock Exchange on October 22, 1998 was $16 per share.

     This Prospectus Supplement supplements the Prospectus dated June 5, 1998 relating to the offer for resale of up to $360,000,000 aggregate principal amount at maturity of Triarc Companies, Inc.'s Zero Coupon Convertible Subordinated Debentures due 2018 and the shares of Common Stock issuable upon conversion of these Debentures to include the following table under the heading 'Selling Securityholders' on page 52:

                            SELLING SECURITYHOLDERS

                                                                          PRINCIPAL AMOUNT                  NUMBER OF SHARES
                                                                           AT MATURITY OF     PERCENTAGE     OF COMMOM STOCK
                                                                             DEBENTURES           OF        BENEFICIALLY OWNED
                                                                         BENEFICIALLY OWNED   DEBENTURES       AND OFFERED
                   SELLING SECURITYHOLDER                                AND OFFERED HEREBY   OUTSTANDING      HEREBY(1)(2)
-----------------------------------------------------------------------  ------------------   -----------   -------------------

AAM/Zazove Institutional Income Fund, L.P..............................     $  5,800,000           1.6          54,897
Argent Class Convertible Arbitrage Fund (Bermuda) L.P..................       25,000,000           6.9         236,625
Argent Offshore Fund L.P...............................................        5,000,000           1.4          47,325
Black Diamond, Ltd.....................................................        1,262,000            *           11,944
Black Diamond Partners, L.P............................................        1,283,000            *           12,143
BZW Securities Limited.................................................       50,000,000          13.9         473,250
Century National Insurance Company.....................................        2,700,000            *           25,555
Chrysler Corporation Master Retirement Trust(3)........................       11,860,000           3.3         112,254
Chrysler Insurance Company - Total Return..............................          150,000            *            1,419
Delta Air Lines Master Trust(3)........................................        4,310,000           1.2          40,794
Double Black Diamond Offshore LDC......................................          238,000            *            2,252
Fort Dearborn Life Insurance Company...................................          600,000            *            5,679
Highbridge Capital Corporation.........................................       16,500,000           4.6         156,172
JMG Convertible Investments, L.P.......................................        2,500,000            *           23,662
National Union Fire Insurance Company of Pittsburgh....................        5,500,000           1.5          52,057
OCM Convertible Trust(3)...............................................       13,050,000           3.6         123,518
Orrington International Fund Ltd.......................................        4,030,000           1.1          38,143
Orrington Investments Limited Partnership..............................          970,000            *            9,181
Partner Reinsurance Company Ltd.(3)....................................        1,300,000            *           12,304
R2 Investments, LDC....................................................        8,000,000           2.2          75,720
Raytheon Company Master Pension Trust(3)...............................        6,155,000           1.7          58,257
SoundShore Holdings Ltd................................................       19,600,000           5.4         185,514
State Employees' Retirement Fund of the State of Delaware(3)...........        3,660,000           1.0          34,641
State of Connecticut Combined Investment Funds(3)......................       13,710,000           3.8         129,765
Triton Capital Investments, LTD........................................        2,500,000            *           23,662
United National Insurance Company......................................        4,400,000           1.2          41,646
Vanguard Convertible Securities Fund, Inc.(3)..........................       11,050,000           3.1         104,588
Worldwide Transactions Ltd.............................................          117,000            *            1,107
Zazove Convertible Fund, L.P...........................................        6,450,000           1.8          61,049

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* Less than 1.0%.

(1) Represents shares of Common Stock issuable upon conversion of the Debentures.

(2) Assumes a conversion rate of 9.465 shares per $1,000 principal amount at maturity and a cash payment in lieu of any fractional share interest, which conversion rate is subject to adjustment as described under 'Description of Debentures -- Conversion of Debentures.' Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, the Company is not required to issue fractional shares of Common Stock upon conversion of the Debentures and, in lieu thereof, will pay cash.

(3) In addition to the Debentures shown as being beneficially owned and offered hereby, the following entities also own registered Debentures that are not being sold hereunder: Chrysler Corporation Master Retirement Trust ($2,680,000), Delta Air Lines Master Trust ($2,630,000), OCM Convertible Trust ($3,295,000), Partner Reinsurance Company Ltd. ($310,000), Raytheon Company Master Pension Trust ($1,375,000), State of Connecticut Combined Investment Funds ($4,770,000), State Employees' Retirement Fund of the State of Delaware ($1,570,000) and Vanguard Convertible Securities Fund, Inc. ($2,800,000).
                            ------------------------
     INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 14 OF THE ACCOMPANYING PROSPECTUS.
                            ------------------------
   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF
     THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL OFFENSE.

             THIS PROSPECTUS SUPPLEMENT IS DATED OCTOBER 23, 1998.